Exhibit 10.2

[Certain identified information has been excluded from this Exhibit 10.2 because it is both not material and is the type of information that the Company treats as private or confidential.]

EXHIBIT E

May 20, 2022

Via Hand Delivery

Personal and Confidential

[Redacted]

Mr. Joseph H. Reniers

[Redacted]

Re: Enhanced Transition Assistance

Dear Joe:

This Enhanced Transition Assistance Agreement (“Enhanced Assistance Agreement”) memorializes additional compensation and benefits available to you should you decide to accept the terms and conditions. Acceptance occurs when you return a signed copy of the Enhanced Assistance Agreement to Kim Clarke, Chief Human Resource Officer, Kirby Corporation, 55 Waugh Drive, Suite 1000, Houston, Texas 77007; telephone: 713-435-****; email: Kim.Clarke@kirbycorp.com, concurrently with your written acceptance of the Transition Assistance Agreement also hand-delivered to you on this date.

PRE-CONDITIONS TO ACCEPTANCE

OF ENHANCED BENEFITS

1.
Transition Assistance Agreement. A pre-condition to your ability to accept the Enhanced Assistance Agreement is your unrevoked consent and agreement to the May 20, 2022 Transition Assistance Agreement to which this letter is attached as Exhibit E.

2.
Operative Time Period. During the period June 1, 2022 through May 31, 2023, you have the opportunity to earn Monthly Compensation (as detailed herein) for each continuous, uninterrupted, full month of compliance with the Prohibited Activities provisions. Additionally, should you fully comply with the Prohibited Activities provisions for the entirety of the June 1, 2022 through May 31, 2023 timeframe, you will be entitled to an additional One-Time Payment (as detailed herein). Similarly, in the event you timely exercise COBRA conversion rights, for the period June 1, 2022 through November 30, 2023, you have the potential to receive payment for

COBRA premiums for each continuous, uninterrupted month of compliance with Prohibited Activities Provisions herein.

MONTHLY COMPENSATION; ONE-TIME PAYMENT; COBRA

3.
Monthly Compensation. Beginning June 1, 2022, and for each full month thereafter of continuous, uninterrupted and full compliance with the Prohibited Activities provisions herein, the Company shall pay you the sum of $40,833.33, less appropriate state and federal deductions, to be paid in equal installments per the Company’s regular payroll practices. The last month for which Monthly Compensation may be earned is May 2023. During the period June 1, 2022 through May 31, 2023, any failure to comply with the Prohibited Activities Provisions herein shall extinguish your entitlement to any remaining Monthly Compensation.

4.
One-Time Payment. In the event of your full compliance with the Prohibited Activities Provisions herein for the entirety of the June 1, 2022 through May 31, 2023 timeframe, Company shall pay you $500,000, less appropriate state and federal deductions. If earned, you will receive the One-Time Payment during the month of June 2023. You shall not be entitled to the One-Time Payment, or any pro-rata portion thereof, if at any time during the June 1, 2022 through May 31, 2023 timeframe you engage in Prohibited Activities.

5.
COBRA. Should you timely exercise COBRA conversion rights, Company as conditioned shall pay monthly COBRA premiums for the months of June 2022 through November 30, 2023. The projected annualized payment approximates $34,779. During the period June 1, 2022 through November 30, 2023, your failure at any time to comply with the Prohibited Activities Provisions herein shall extinguish your entitlement to future monthly COBRA premium payments.

PROHIBITED ACTIVITIES

6.
No advice, consulting, provision of services, ownership interest in, or employment by certain designated industries, business segments, competitors, advisors, investors and customers. For each month during the June 2022 through May 2023 timeframe, you shall not advise, consult with, provide services to, acquire an ownership position in, and/or accept employment with any person or entity that competes, or intends to compete with Company’s business, including but not limited to, the list of industries, business segments, competitors, and customers identified on Exhibit 1 attached hereto and incorporated herein.

7.
Nonsolicitation of Customers and/or Company Employees. For the period June 1, 2022 through May 31, 2023, you shall not in any manner, directly or indirectly, personally or through any person, firm, business entity or enterprise, solicit or attempt to persuade any customer or potential customer, distributor, product manufacturer, original equipment manufacturers (OEMs), vendors and/or suppliers of Company to alter its relationship/prospective relationship with Company. Similarly, for the same timeframe, you shall not hire, employ as a consultant, solicit, or persuade any employee of Company to leave Company’s employ.

8.
Kirby Corporation Employee or Contractor Non-Disclosure Agreement. On or about March 30, 2021, you executed the Kirby Corporation Employee or Contractor Non-Disclosure Agreement (“Non-Disclosure Agreement”), which Non-Disclosure Agreement is not extinguished but remains in force and effect. Any departure from your obligations in the Non-Disclosure

Agreement shall meet the definition of a Prohibited Activity and shall operate to extinguish any future rights to receive additional Monthly Compensation of One-Time Payment.

GOVERNING LAW; ARBITRATION; VENUE

This Agreement is made and entered into in the State of Texas and shall be construed and enforced under the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Texas. The normal rule of construction that ambiguities shall be construed against the drafter shall not be employed in the interpretation of this Agreement. You and Company agree that the sole and exclusive jurisdiction and venue for any disputes arising out of or related to this Agreement among you, Company and/or the Company Releasees, or any other person released hereby shall be in Harris County, Texas.

Additionally, the Parties agree that any future disputes between them shall be exclusively resolved via arbitration in which the costs of arbitration shall be borne by Company. Costs of arbitration shall not include expenses and fees associated with your legal representation, if any, which shall be borne exclusively by you. Pursuant to this arbitration provision, you and Company shall agree upon a single arbitrator to decide any dispute. Procedurally, the arbitration shall be governed by the rules for employment law disputes established by the American Arbitration Association.

ENTIRE AGREEMENT; ENHANCED TRANSITION ASSISTANCE

This Agreement constitutes the entire agreement between you and the Company with respect to the Enhanced Transition Assistance and Prohibited Activities. You acknowledge and agree that no promises have been made to you that are not reflected in this Enhanced Assistance Agreement and that you have not relied upon any representation, written or oral, not set forth in this letter. Nothing in this Enhanced Transition Assistance Agreement shall operate to extinguish your obligations pursuant to the Kirby Corporation Intellectual Property Agreement and/or the Kirby Corporation Employee or Contractor Non-Disclosure Agreement, which shall remain in force.

CONCLUSION

The benefits outlined in this Agreement reflect the Company’s thanks for your service and for your many contributions. You leave with our very best wishes for future endeavors.

Sincerely,

/s/ David W. Grzebinski

David W. Grzebinski

President and Chief Executive Officer

I have read and understand the terms and conditions of this Agreement and voluntarily accept and agree to them.

Signature:	/s/ Joseph H. Reniers
Joseph H. Reniers

Date of Signature:	June 5, 2022

EXHIBIT 1

SPECIFIC INDUSTRIES, BUSINESS SEGMENTS, AND CUSTOMERS

TO WHICH PROHIBITED ACTIVITIES PROVISIONS APPLY

[Redacted]

1